EXHIBIT 11.1

                              J & J SNACK FOODS CORP.
             COMPUTATION OF EARNINGS PER COMMON SHARE

Fiscal year ended
                                  September 30,    September24,  September 25,
                                       1995            1994           1993
Primary Earnings Per Share
Net earnings                       $ 5,804,000     $ 8,532,000     $8,350,000

Weighted average number of
 common shares outstanding
 during year                         9,436,000      10,192,000     10,242,000

Add common equivalent shares
 (as determined by the
 application of the treasury
 stock method) representing
 shares issuable upon assumed
 exercise of stock options             108,000         238,000        189,000

Weighted average number of
 common shares used in
 calculation of primary
 earnings per share                  9,544,000      10,430,000     10,431,000

Earnings per common share
 assuming no dilution                   $.61            $.82           $.80

Fully Diluted Earnings Per Share
Net earnings                       $ 5,804,000     $ 8,532,000    $ 8,350,000

Weighted average number of common
 shares outstanding during year      9,436,000      10,192,000     10,242,000

Add common equivalent shares (as
 determined by the application
 of the treasury stock method)
 representing shares issuable
 upon assumed exercise of stock
 options                               106,000         243,000        328,000

Weighted average number of
 common shares used in calcu-
 lation of fully diluted
 earnings per share                  9,542,000      10,435,000     10,570,000

Earnings per common share
 assuming full dilution                  $.61           $.82           $.79

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